SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Daegis Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Daegis Inc.
600 E. Las Colinas Blvd, 15th Floor
Irving, Texas 75039

To our Stockholders,

     You are cordially invited to attend the Annual Meeting of Stockholders of Daegis Inc., which will take place Wednesday, September 25, 2013, at 2:00 p.m. Central Time at the Daegis Inc. corporate offices, 600 E. Las Colinas Blvd., 15th Floor, Irving, TX 75039. The location of our Annual Meeting has been changed to our new corporate headquarters located in a suburb of Dallas, TX. Details of the business to be conducted at the Annual Meeting are given in the Official Notice of the Meeting, Proxy Statement and form of proxy enclosed with this letter. Stockholders of record at the close of business on August 8, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

     Your vote is important and we encourage you to vote promptly. Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. Please see the General Information section of the enclosed Proxy Statement for instructions if you plan to personally attend the Annual Meeting.

     Whether or not you are able to personally attend the Annual Meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the Annual Meeting if you choose not to attend in person. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

     We appreciate your continued interest in Daegis Inc. and look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Timothy P. Bacci
Irving, Texas	Timothy P. Bacci
August 26, 2013	Interim Chief Executive Officer

Daegis Inc.
600 E. Las Colinas Blvd, 15th Floor
Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     You are cordially invited to attend the Annual Meeting of Stockholders of Daegis Inc., which will take place Wednesday, September 25, 2013, at 2:00 p.m. Central Time at the Daegis Inc. corporate offices, 600 E. Las Colinas Blvd., 15th Floor, Irving, TX 75039.

     At the meeting, we will ask stockholders to consider and vote on the following Proposals:

1.	Elect five members of our Board of Directors to hold office for a one-year term;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending April 30, 2014;

3.	Vote, on an advisory basis, on the compensation of our Company’s executive officers;

4.	Vote, on an advisory basis, on the frequency of the advisory vote on the Company’s executive compensation; and

5.	Any other business as may be properly brought before the Annual Meeting and any adjournments or postponements thereof.

     These items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Stockholders of record at the close of business on August 8, 2013, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 600 E. Las Colinas, 15th Floor, Irving, Texas 75039.

Sincerely,

/s/ Susan K. Conner
Susan K. Conner
Secretary
Irving, Texas
August 26, 2013

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ACCOMPANYING MATERIALS. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2013: Our Proxy Statement is attached. Financial and other information concerning Daegis Inc. is contained in our Annual Report to Stockholders for the fiscal year ended April 30, 2013. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at www.proxyvote.com.

DAEGIS INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors (the “Board”) of Daegis Inc. (“Daegis,” “Company,” “we,” “us” or “our”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on September 25, 2013 (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 26, 2013, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

     Annual Report. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2013, is enclosed along with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on August 8, 2013, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 40,000,000 shares authorized, of which there are 16,384,444 shares of Daegis common stock, par value $0.001 per share issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on each of the proposals presented in this Proxy Statement. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

     Solicitation of Proxies. We will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Daegis stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. Except as described below, (i) All valid proxies received prior to the Annual Meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated, shares represented by signed proxy cards will be voted FOR each director nominee and IN FAVOR of proposal no. 2. Broker non-votes on proposal no. 3 will be counted as a no-vote. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted at the Annual Meeting by delivering to the secretary of the Company a written instrument revoking the previously delivered proxy or by delivering a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

     Stockholders whose shares are registered in their own names may vote: (1) by returning a proxy card; (2) via the Internet; or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

Proposals

PROPOSAL 1 - ELECTION OF DIRECTORS

     Our stockholders will vote on the election of five members of our Board of Directors (the “Board”) at the Annual Meeting. Each director will serve until the next Annual Meeting of Stockholders and until their respective successor is duly elected and qualified, unless earlier removed in accordance with our Bylaws.

     Nominees for election to the Board are as follows:

			Director
Name	Principal Occupation	Age	Since
Steven D. Whiteman	Independent Chairman of the Board, Daegis Inc.	62	1997
Timothy P. Bacci	Interim Chief Executive Officer, Daegis Inc.	54	2009
Robert M. Bozeman	Investor/Advisor to companies in Silicon Valley	64	2008
Richard M. Brooks	EVP and CFO, Composite Technology International, Inc.	59	2005
Tery R. Larrew	Founder and Managing Partner, Caddis Capital LLC	59	2002

     For biographical and other information regarding the nominees for Director, please see “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION – Directors.” For information on our directors’ compensation, please see the information under “COMPENSATION OF DIRECTORS.”

     Each of the persons nominated for election to the Board has agreed to stand for election. We know of no reason why any nominee should be unable or unwilling to serve if elected, and to the knowledge of the Board, each of the nominees intends to serve the entire term for which election is sought.

     If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR PROPOSAL 1 AND FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2014. Services provided to the Company and its subsidiaries by Grant Thornton LLP in 2013 are described under “INDEPENDENT PUBLIC ACCOUNTANTS”.

     We are asking our stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2014 fiscal year. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice.

     An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of Grant Thornton LLP as our independent public accountants for the fiscal year 2014.

     If our stockholders do not approve Proposal 2, the appointment of Grant Thornton LLP will be reconsidered by our Audit Committee and our Board. Even if Proposal 2 is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that a change would be in the best interest of the Company and our stockholders and otherwise complies with all regulations of the SEC regarding a change in public accounting firms.

OUR BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3 – APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

     The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables the Company’s stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers. The Company seeks your advisory vote and asks that you support the compensation of the named executive officers as disclosed in this proxy statement.

     As described in detail under “COMPENSATION DISCUSSION AND ANALYSIS,” our compensation programs are designed to emphasize pay for performance and to motivate our executives to create a successful company. We believe our compensation program, with its balance of short-term incentives and long-term incentive (including equity awards that vest over multiple years) rewards sustained performance that is aligned with long-term stockholder interests.

     This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this Proxy Statement.

     Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 17 and the tabular and other disclosures on compensation under “Our Executive Compensation Program Elements” beginning on page 19, and to cast a vote to approve, on an advisory basis, the Company’s executive compensation programs through the following resolution:

     “RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Proxy Statement”

     The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officers compensation as disclosed in this Proxy Statement, the Board will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, particularly in the event that there is a significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4 – APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF THE VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

     Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of our named executive officers – Proposal No. 3 above – should occur every one, two or three years.

     You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

     In formulating its recommendation, our Board of Directors considered that an annual (non-binding) advisory vote on executive compensation will allow our stockholders to provide us with direct and timely input on our compensation principles, policies and practices. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

     “RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this Proxy Statement.”

     The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDER
SELECT “YEARLY” ON PROPOSAL 4.

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

Directors

Name	Age	Position
Steven D. Whiteman	62	Independent Director, Chairman of the Board
Timothy P. Bacci	54	Director, Interim Chief Executive Officer
Robert M. Bozeman	64	Independent Director
Richard M. Brooks	59	Independent Director
Tery R. Larrew	59	Independent Director

     Steven D. Whiteman has served as a Director of the Company since May 1997. In August 2004, he was appointed Chairman of the Board. Mr. Whiteman previously served as the President and Chief Executive Officer of Intesource, an Internet based e-procurement company. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as President of Viasoft, Inc. (“Viasoft”), a publicly-traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as Chief Executive Officer and Director of Viasoft, and from April 1997 to June 2000, he served as Chairman of the Board of Directors. Mr. Whiteman is also a Director of Intesource, Actuate Corporation, and Trax Technology. Mr. Whiteman holds a B.A. degree in Business Administration from Taylor University and an M.B.A. from the University of Cincinnati.

     Mr. Whiteman’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his prior experience as a chief executive officer of technology companies, his service on other corporate boards, as well as his extensive knowledge about the Company gained from his tenure as a board member dating back to 1997.

     In addition to serving as our Chairman of the Board, Mr. Whiteman currently serves on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

     Timothy P. Bacci joined our Board of Directors in August 2009, following our acquisition of AXS-One Inc., where he was a member of their board. He was appointed as our Interim Chief Executive Officer in January 2013. Mr. Bacci is the co-founder of BlueLine Partners, a strategic opportunities fund with more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Prior to BlueLine, he spent 15 years in executive positions for software companies, including serving as Chairman and interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which had a successful public offering in 2000 and was acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in Engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

     Mr. Bacci’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in the software industry, his experience in providing consulting services relating to corporate strategy and executive recruiting, his experience gained in evaluating and investing in healthcare and IT companies as a co-founder of BlueLine Partners and his service on other corporate boards.

     Robert M. Bozeman was appointed Director in January of 2008. Mr. Bozeman currently serves as an investor and/or advisor to companies in Silicon Valley. His experience includes business operations, venture capital investment, and Capital Markets and Mergers and Acquisitions. He previously served in the capacities of CEO and board member for a variety of software, information services and computer supplier companies. Mr. Bozeman's last operating role was as CEO for Bricsnet from July 2003 through November 2004; prior to that - from November 1997 through December 2003, Mr. Bozeman was General Partner of Angel Investors LP for both its Fund I and Fund II. Investments by the firm included Ask Jeeves, Brightmail, Google, Opsware, and PayPal. In addition, many of Angel Investors LP investments became successful acquisitions, including AOL’s acquisition of Spinner, Microsoft’s acquisitions of eQuil, MongoMusic and Vacation Spot and Sybase’s acquisition of AvantGo!. Mr. Bozeman is currently on the board and/or is an advisor to Become.com, Decooda, DocBox, Pow Wow, Nantero, and Ramidi. In this capacity, Mr. Bozeman generally operates through Eastlake Ventures, LLC (his family office).

     His qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in a variety of technology companies, his service on other corporate boards and his extensive experience gained in evaluating and investing in companies as a General Partner of Angel Investors.

     Mr. Bozeman currently serves on our Compensation Committee and Nominating and Governance Committee.

     Richard M. Brooks has served as a Director of the Company since August 2005. Since January 2011, Mr. Brooks has been the Executive Vice President and Chief Financial Officer of Composite Technology International, Inc., a manufacturer of building products. From September 2006 to December 2010, Mr. Brooks was a partner with Tatum, a national Executive Services consulting company, which is a wholly-owned subsidiary of SFN Group. With Tatum, Mr. Brooks acted as the project lead on a variety of consulting assignments, including acting as the interim CFO for Pixelworks, a publicly-traded semi-conductor company. Mr. Brooks previously served as Chief Executive Officer for VantageMed, a public company, from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed Chairman of that board in May of 2002. Mr. Brooks received a B.S. in Business Administration from Oregon State University.

     His qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience with public companies and his extensive experience in providing financial consulting services to a variety of companies, including publicly-traded companies.

     Mr. Brooks currently serves on our Audit Committee.

     Tery R. Larrew has served as a Director of the Company since May 2002. Mr. Larrew is the founding and managing partner of Caddis Capital LLC, a private equity firm that specializes in income oriented investments with strong equity appreciation including International Gaming and Entertainment; Energy – Oil & Gas Exploration and Production; Real Estate - Mobile Home Communities, Apartment Complexes, Self Storage Units and Unimproved Land; Natural Resources – Water and Secured Debt/Hard Asset financing. Until 2005, Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the Chairman and Chief Executive Officer of a start-up e-communication company, UPDATE Systems, Inc. From 1989 to 1998, Mr. Larrew served as President of the Database Marketing Services Division of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in Business Administration and serves on the Global Leadership Council for the Colorado State University School of Business.

     His qualifications to serve on our Board of Directors include, among other skills and qualifications, his significant management and executive experience in the technology industry, his broad range of management experiences, as well as his extensive knowledge about the Company gained from his tenure as a board member dating back to 2002.

     Mr. Larrew currently serves on our Audit Committee and Compensation Committee.

     No nominee has any family relationship with any other nominee or with any of the Company’s executive officers.

Corporate Governance

Board of Directors

     Our business is managed under the direction of our Board of Directors. Our Board currently consists of five members. The names of our Board members, their professional experience and attributes are described above under the caption “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION – Directors.”

Board Leadership Structure

     The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different individuals. In addition, the Board believes that the Chairman should not be an employee of the Company. Since August 2004, the Board has been led by Mr. Steven D. Whiteman, an independent non-executive chairman. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the CEO as necessary or appropriate). The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

Attendance at Board Meetings

     Each of the current Directors attended at least 75% of both the aggregate meetings of the Board and its committees held, during periods in which that director served on the Board and those committees. During our last fiscal year, a total of eleven 11 meetings of the Board of Directors were held. Directors are encouraged to attend our Annual Meeting of Stockholders.

Communication with our Board of Directors

     Stockholders who wish to communicate with our Board of Directors or an individual director may send a written communication to the Board or such director c/o Daegis Inc., 600 E. Las Colinas Blvd., 15th Floor, Irving, Texas 75039, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of Daegis shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Role of Board of Directors in Risk Oversight

     The Board of Directors oversees our processes to manage risk at the Board and senior management levels. The Board of Directors delegates much of this responsibility to the Audit Committee. Under its charter, the Audit Committee discusses with management the Company’s major financial risk exposures and steps management has taken to limit, monitor or control such exposure. While the Board of Directors and Audit Committee oversee our Company’s risk management, our senior management is responsible for the development, implementation, and maintenance of our risk management processes and provides periodic reports to the Board of Directors and its committees, as appropriate, on its assessment of strategic, operational, legal and compliance, and financial reporting risks to the Company. The Board of Directors and its committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Committees of the Board of Directors

     Our Board has three standing committees: Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board also has a special committee, the Capital Markets/Mergers & Acquisition Committee, which conducts business on an as-needed basis. These committees devote attention to specific subjects and to assist our Board in discharging its business and risk oversight and governance responsibilities. Each committee’s charter is available on our website at www.daegisinc.com/investor-relations/corporate-governance.

Nominating and Corporate Governance Committee

     Our Nominating and Corporate Governance Committee is comprised of Steven D. Whiteman (chair), and Robert M. Bozeman. Our Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. Under its charter, the primary responsibilities include: (i) identifying individuals qualified to become Board members; (ii) selecting, or recommending to the Board, director nominees for each election of directors; (iii) developing and recommending to the Board criteria for selecting qualified director candidates; (iv) considering committee member qualifications, appointment and removal; (v) recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company; and (vi) providing oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Daegis’ Bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Daegis at our corporate office located at 600 E. Las Colinas Blvd, 15th Floor, Irving, TX 75039. Nominee recommendations to the Board from stockholders are considered under the same criteria as a nominee recommended by the Board.

     In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, conflict of interest, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. When identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company.

     Each nominee for director named herein was recommended to the Company by the Nominating and Corporate Governance Committee.

Audit Committee

     Our Audit Committee is comprised of Richard M. Brooks (chair), Tery R. Larrew, and Steven D. Whiteman. Our Board of Directors has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the rules of the NASDAQ Stock Market. Our Board of Directors has determined that Mr. Brooks qualifies as an “audit committee financial expert” under the federal securities laws and that each member of the Audit Committee has the “financial sophistication” required under the rules of the NASDAQ Stock Market.

     Our Audit Committee oversees the accounting and financial reporting processes of our Company, related controls, and oversees the external audit processes on behalf of our Board of Directors. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information that is provided to stockholders and others. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

     The Audit Committee met on four (4) occasions during fiscal 2013.

Compensation Committee

     Our Compensation Committee is comprised of Tery R. Larrew (chair), Robert M. Bozeman, and Steven D. Whiteman. Our Board has determined that each member of the Compensation Committee qualifies as “independent”, as defined under and required by the federal securities laws and the rules of the NASDAQ. The Compensation Committee establishes and reviews the Company’s overall management compensation philosophy and policies.

The Compensation Committee operates under a written charter which establishes the primary responsibilities as follows:

  Directly review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers, including annual and long-term performance goals and objectives;
  Evaluate the performance of the Company’s CEO and other executive officers in light of those goals and objectives; and determine and approve the compensation of the CEO and other executive officers based on that evaluation, including incentive-based cash compensation and equity-based compensation;
  Review and authorize any employment, compensation, benefit or severance agreement with any executive officer (and any amendments or modifications thereto);
  Administer and oversee any equity-based stock awards under our stock compensation plans or programs as to which the Board has delegated such responsibility to the Committee; and
  Review and make recommendations to the Board with respect to the Company’s overall director compensation philosophy and policies.

     The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option grants issued under our Stock Option Plan. Even where the Compensation Committee has not delegated authority, our executive officers typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of stock options and stock grants.

     In its sole discretion, the Compensation Committee has the authority to retain a compensation consultant. During fiscal 2013, Compensia, Inc., an executive compensation advisory services firm, was retained directly by the Compensation Committee to provide various advice to the Compensation Committee.

     The Compensation Committee met on one (1) occasion during fiscal 2013.

     Compensation Committee Interlocks and Insider Participation

     During fiscal 2013, the Compensation Committee was composed entirely of independent directors. None of the members of the Compensation Committee is or was, during fiscal 2013 or previously, an officer or employee of our Company and none had any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. During fiscal 2013, none of our executive officers served as a member of a Board of Directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Capital Markets and Mergers and Acquisition Committee

     We had previously established a Capital Markets and Mergers and Acquisition Committee (“the Capital Markets/M&A Committee”), the primary responsibilities of which are to assist management with the execution of the Company’s capital markets and mergers and acquisition strategies. The Capital Markets/M&A Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate.

     Although no longer a standing committee at this time, the Board has determined the Capital Market/M&A Committee may be utilized from time to time in the future, to assist management with the execution of the Company’s capital markets and mergers and acquisition strategies. There were no formal meetings during fiscal 2013 for this committee.

Code of Ethics

     Our Board of Directors has adopted a Code of Ethics for Senior Officers (the “Code”) that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company, including our Chief Executive Officer and senior financial officials. It is available on our website at www.daegisinc.com/investor-relations/corporate-governance. The Code affirms that we expect all directors and employees to uphold our standards of ethical behavior and compliance with the law and to avoid conflicts of interest between the Company and their personal and professional affairs. It establishes procedures for the confidential reporting of suspected violations of the Code. It also sets forth procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, auditing or compliance matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or compliance matters. Our Code of Ethics for Senior Officers also addresses conflicts between the interests of our directors or officers and our Company or its stockholders. The Audit Committee is responsible for applying and interpreting the Code in situations where questions are presented to it. Any waiver of our Code of Ethics for Senior Officers must be approved by the Audit Committee, or the Board of Directors, as applicable, and in compliance with applicable law.

Compensation of Directors

     The compensation for each individual non-employee (“Independent”) Director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities. Directors receive an annual cash retainer and an annual stock option grant. For the year ended April 30, 2013 each director was awarded an option to purchase 12,500 shares of our common stock. The Company reimburses expenses for the directors' attendance at board and committee meetings. A summary of the compensation for each independent director is included on the following table.

	Based Upon	Annual Maximum	How Paid
Annual Cash Retainer (1)	Board participation	$25,000 in cash	$6,250 per quarter

Annual Stock Option Grant	Board determination of award to	Up to 12,500 shares of	An option to purchase the
(2)	be made pursuant to the 2010	common stock	Company's common stock at
	Stock Option Plans		FMV at the date of grant with a
one-year vesting period

(1)	Directors also receive compensation for their participation or chairing of committees. These payments are paid in four quarterly payments. The Chairman of the Board is paid $15,000 annually. The Chairman of the Audit Committee is paid $12,000 annually. The Chairman of the Capital Markets/M&A Committee was paid $6,000 in fiscal 2013. The Chairman of the Compensation Committee is paid an annual fee of $8,000. An annual fee of $4,000 is paid for participation in the Compensation Committee. An annual fee of $6,000 is paid for participation on the Audit Committee. And, an annual fee of $3,000 was paid for participation on the Capital Markets/M&A Committee.

(2)	Directors can receive an annual stock option grant of up to 12,500 shares of Daegis common stock. Eligibility is determined by the Board and is based on several factors, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, is generally made in May of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of 12 months.

     The Board reviews the composition of the committees on a regular basis and may from time-to-time, make a determination that changes in the members serving on each committee, or modifications for the compensation for work effort involved, may be made as warranted.

     The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended April 30, 2013.

Director Compensation Table

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards
Name	($)	($)	($)
Steven D. Whiteman (1)	50,000		14,299	(2)

Timothy P. Bacci (3)	21,000		14,299	(2)

Robert M. Bozeman (4)	35,000		14,299	(2)

Richard M. Brooks (5)	37,000		14,299	(2)

Tery R. Larrew (6)	39,000		14,299	(2)

(1)	Mr. Whiteman has 57,500 shares of stock option awards outstanding as of April 30, 2013.

(2)	Represents the aggregate grant date fair value of options to purchase 12,500 shares of common stock granted on May 1, 2012 with an exercise price of $1.40 per share calculated in accordance with FASB Accounting Standards Codification Topic 718 – Stock Compensation.

(3)	Upon his appointment as the Company’s Interim Chief Executive Officer, Mr. Bacci no longer receives any further Board compensation. See the “Summary Compensation Table” of the Company NEO’s for all payments made to Mr. Bacci during the year. He has 43,000 shares of stock option awards outstanding as of April 30, 2013.

(4)	Mr. Bozeman has 50,500 shares of stock option awards outstanding as of April 30, 2013.

(5)	Mr. Brooks has 53,500 shares of stock option awards outstanding as of April 30, 2013.

(6)	Mr. Larrew has 50,500 shares of stock option awards outstanding as of April 30, 2013.

Indemnification of Officer and Directors

     Our Articles of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for: (i) any breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transactions from which the director derived an improper personal benefit. Our Bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our Bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the Bylaws permit indemnification.

Executive Officers

     The following table sets forth certain information concerning our executive officers as of April 30, 2013, our Chief Financial Officer who joined the Company in May 2013, and certain executive officers whose employment with the Company ended during January 2013.

			Executive
			Officer
Name	Current Position with Company	Age	Since
Timothy P. Bacci	Interim Chief Executive Officer	54	2013
Todd E. Wille	Former Chief Executive Officer	50	2000
Susan K. Conner	Chief Financial Officer	49	2013
Stephen T. Baker	Interim Chief Financial Officer	55	2013
Steven D. Bonham	Former VP, Finance and Administration and CFO	56	2005
Deborah Jillson	eDiscovery Division President	47	2012
Frank Verardi	Database & Migration Division General Manager	64	2001

     Timothy P. Bacci is the Interim Chief Executive Officer. He brings more than 20 years of executive experience in private and publicly traded companies. He joined the Daegis Inc. Board of Directors in 2009 and was appointed Executive Chairman in 2012 and Interim CEO in 2013. Mr. Bacci is the co-founder of BlueLine Partners, a strategic opportunities fund with more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Prior to BlueLine, he served in executive positions for software companies, including serving as Chairman and Interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which had a successful public offering in 2000 and was subsequently acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in Engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

     Todd E. Wille was our President and Chief Executive Officer from November 2000 until January 2013. He rejoined the Company in October 2000 as the Chief Operating Officer and acting Chief Financial Officer. Mr. Wille originally joined us in August 1995 as the Corporate Controller. He received a degree in Business Administration with a concentration in accounting, finance, and management information systems from Wartburg College.

     Susan K. Conner was appointed as our Chief Financial Officer in May 2013. She has more than 25 years of experience as a public company CFO, audit partner at a Big 4 accounting firm and business strategist and advisor. Earlier in her career, Susan worked as a Business Assurance Partner with PricewaterhouseCoopers (“PwC”), advising clients on a number of M&A transactions. Since her time at PwC, she has served as the CFO at Pegasus Solutions, Inc., a provider of technology services to the hospitality industry that went private in 2006, and Zix Corporation, a Software as a Service (“SaaS”) company that delivers technology in the security sector. She has most recently been working as an independent advisor to privately-held companies on a variety of transactional and financial leadership engagements. Ms. Conner is a licensed Certified Public Accountant and holds a bachelor’s degree in business administration and accounting from the University of Texas at Austin.

     Stephen T. Baker served as our Interim Chief Financial Officer from January 2013 through June 2013. He is a partner in the Northern California practice of Tatum, a national Executive Services firm that assists clients with interim executive placements, staffing and consulting. Mr. Baker has over 25 years of operational and financial experience in the software and SaaS industries. Most recently, Mr. Baker held an executive in residence position with Plug and Play Tech Center (a business accelerator) serving as an advisor and mentor to its start-up companies. Prior to that, Mr. Baker was the Vice President and Chief Financial Officer for FrontRange Solutions where he directed all financial, human resources, IT functions, including managing multiple business acquisitions and debt financings. Previously, Mr. Baker was the Vice President of Revenue Operations for PeopleSoft, Inc. Mr. Baker holds an MBA in Finance and Accounting from Columbia Graduate School of Business and a BA from the University of Pennsylvania.

     Steven D. Bonham was our Vice President of Finance and Administration and Chief Financial Officer from June 2005 until January 2013. From 1997 through 2005, he was the Chief Financial Officer for LexisNexis/Examen, a subsidiary of LexisNexis. Mr. Bonham, a licensed Certified Public Accountant, has a bachelor’s degree in accounting from California State University, Sacramento.

     Deborah Jillson was appointed as the President of the Daegis eDiscovery Division in May 2012. She is a seasoned business executive with more than 16 years of proven experience managing and growing multiple business units and divisions in large, successful companies. At Daegis, she is responsible for the long-term success of the business, growing its product portfolio and positioning Daegis as a sustainable and reputable leader in the eDiscovery market. Previously, Deborah served as the Vice President of Litigation Tools, Services and Hosting at LexisNexis where she was responsible for the cross-functional management of the Concordance and Law eDiscovery software businesses, both of which achieved revenue growth during her tenure. Prior to that role, Deborah was the General Manager at Access Data Summation where she transformed CT Summation CaseVault from an entrepreneurial software provider into an industry recognized leader of eDiscovery cloud-based services. Deborah has extensive experience as a user of eDiscovery software products, having managed paralegal and litigation support staff at top law firms where she navigated the challenges of using both software and SaaS/Cloud solutions. Deborah has a deep passion for eDiscovery and technology and is frequently asked to speak at industry conferences and law schools. She has a bachelor’s degree in business management from Trinity College.

     Frank Verardi has served as an executive officer since 2000. Mr. Verardi is currently Division General Manager responsible for driving worldwide sales and the day to day operational responsibilities for the application development, database and migration business. From 2007 through April 2011, Mr. Verardi was the Vice President of Sales for the Americas and Asia Pacific regions. From May 2005 to April 2007, he served as Vice President and General Manager where he oversaw the sales and marketing for the Company’s technology products. From June 2003 to April 2005, he served as Vice President of Technical Services, and from May 2001 to May 2003, he served as Vice President of Worldwide Sales and Marketing. Prior to these positions, Mr. Verardi served in various management positions, including Vice President of Worldwide Professional Services, Vice President of Worldwide Product Delivery and Customer Support, and Director of Client Services. Mr. Verardi joined the Company in August 1988. Prior to that, Mr. Verardi held various positions with Computer Sciences Corporation, including Director of Commercial Professional Services. Mr. Verardi received a B.S. degree in Computer Science from California State University, Chico.

     There are no family relationships among any of the Company’s executive officers and directors.

COMPENSATION DISCUSSION AND ANALYSIS

     The Board of Director’s Compensation Committee, oversees the cash and non-cash compensation programs, and benefit programs applicable to our executive officers and Directors of the Company. Our Compensation Committee is composed entirely of non-employee independent Directors.

     The Compensation Committee is responsible for establishing and approving our policies governing the compensation for our executive officers, after discussion with our Interim Chief Executive Officer as to his subordinates. Consistent with NASDAQ requirements, our Chief Executive Offer’s compensation is determined solely by the independent directors, and the Chief Executive Officer does not participate in those discussions or decisions.

     We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan (“LTI”) and broad-based benefits programs. We place emphasis on pay for performance-based incentive compensation programs, which make payments when certain Company or revenue goals are achieved. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our CEO, and our two most highly compensated officers as of our fiscal year end other than our CEO (collectively, “named executive officers,” or “NEOS”).

The Objectives of Our Executive Compensation Program

     The primary goals of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and equity incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of the executives’ overall compensation to our financial and operational performance, as measured by metrics such as total revenue, revenue growth and profitability. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the software industry while taking into account our relative performance and strategic goals.

     We use the following principles to guide our decisions regarding executive compensation:

Allocation between long-term and currently paid out compensation.

     The compensation we currently pay consists of base salary and annual cash bonus incentive compensation. The long-term compensation consists entirely of stock awards or stock options pursuant to our 2010 Stock Option Plan. The allocation between long-term and currently paid out compensation is based on an analysis of how the enterprise software industry and companies of similar size in the general technology market use long-term incentives and currently paid cash compensation to pay their executive officers.

Allocation between cash and non-cash compensation.

     It is our intent to allocate all currently paid compensation and annual bonus incentive pay in the form of cash and all long-term compensation in the form of stock awards and/or stock options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

Provide compensation opportunities targeted at market median levels.

     To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group. We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable general technology and enterprise software companies of similar size in terms of revenue and market capitalization. In fiscal 2013, the Compensation Committee engaged a compensation consultant, Compensia Inc., to provide the Committee with a comprehensive evaluation of our executive compensation program. The consultant used multiple data sources, including confidential market compensation surveys and public survey data and the publicly disclosed compensation information from nineteen comparable companies with similar attributes.

     We target base salaries and target total cash compensation to approximate the market median (50th percentile) compensation level. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.

Require performance goals to be substantially achieved in order for the majority of the target pay levels to be earned.

     Our executive compensation program emphasizes pay for performance. Performance is measured based on the achievement of Company financial and operational performance goals established by our Board of Directors relative to our Board of Director approved annual business plan. Our financial and operational goals are established so the attainment of these goals is not assured and will require significant effort on the part of our executives.

Offer a comprehensive benefits package to all full-time employees.

     We provide a competitive benefits package to all full-time employees which include health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for executive officers, including the NEOs, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the NEOs.

Provide fair and equitable compensation.

     We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each of the other executive officers and relative to other members of the management team. We have designed our total compensation programs to be fair to our executive management team.

Annual Market Assessment of Executive Compensation

     On an annual basis, our Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our CEO. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Interim CEO, Mr. Bacci, who reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to any proposed changes to the executive’s base salary, cash bonus incentives and equity incentives. When assessing the annual compensation elements for our executive officers, the Compensation Committee considers the Company’s corporate strategy, the annual performance of the executive officer, the importance of the executive position to the Company, the existing salary and awards of the executive officer, the expected contributions to be made by the executive officer in the upcoming fiscal year and any other factors the Committee deems appropriate. The Compensation Committee also reviews the analyses and recommendations of the executive compensation consultant retained by the Compensation Committee. After considering the relevant information, the Compensation Committee establishes the annual compensation package for our executive officers.

     In February 2013, the Compensation Committee hired Compensia, Inc. (“Compensia”), an executive compensation advisory services firm, to provide guidance on current industry best practices and compensation market data from comparable companies. The data provided by Compensia included executive compensation information for similar positions as our executive management team from a list of nineteen comparable, publicly-traded general technology and enterprise software companies of similar size in terms of revenue and market capitalization and a proprietary compensation database compiled by Compensia that included a combination of small public companies and late stage pre-IPO companies. Compensia reviewed the total compensation package (including base salary, bonus methodology and target amount, and other short and long-term equity incentives) paid to our executive officers as compared to the total compensation package paid to executive officers in similar positions at the comparable companies. Based on this comparison, Compensia prepared an assessment of each of our executive management team’s total compensation package for the Compensation Committee including advice on interpreting the market data and any recommended changes to executive compensation. The compensation market data was summarized at the 25% market percentile, 50% market percentile and 75% market percentiles. The Compensation Committee decided to use the 50% market percentile of the compensation market data since it believed that it was the best representative of a guideline to ensure that our executive compensation is competitive with similar positions of other companies.

     Compensation Analysis Peer Group

American Software	FalconStor Software	Onvia
Astea International	FTI Consulting	Pervasive Software
Callidus Software	GlobalSCAPE	Smith Micro Software
Crexendo	Guidance Software	SoundBite Communications
Datawatch	Navigant Consulting	TigerLogic
Epiq Systems	NetSol Technologies	Versant
Zix Corporation

     Data from the compensation analysis peer group was evaluated with respect to base salary, actual total cash compensation, long-term incentive values, and total direct compensation. The Compensation Committee uses the results of the consultant’s analysis to evaluate the appropriateness of compensation levels for each member of our executive management team. Prior to the beginning of the fiscal year, with the aid of the Compensia analysis, the Compensation Committee designs the annual executive compensation package based on the Committee’s above stated philosophy, the compensation market data along with other factors including the executive’s and Company’s performance in the prior year, and the difficulty of attaining the financial and operational goals created by the Committee. The annual executive compensation elements include base salary, plus performance incentive compensation based on the attainment of financial and operational goals and LTI stock option grants.

Our Executive Compensation Program Elements

     Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. For each fiscal year, the Compensation Committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the Company’s incentive plans. The Compensation Committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash, common stock or other property and will generally be paid in the first quarter following completion of a given fiscal year. The actual amount of any discretionary bonus payment will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any officer’s annual discretionary incentive payment. The basic elements of our executive compensation programs are summarized below:

     Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Consistent with our compensation philosophy, we generally believe executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For fiscal 2013, this review occurred prior to the beginning of the first quarter.

     Incentive Compensation Plan. The Company, as approved by the Compensation Committee, maintains an annual Incentive Compensation Plan (“Incentive Plan”) such that executives of the Company can receive an incentive bonus payment based on the achievement of pre-defined objectives. The primary objective of the Incentive Plan is to compensate executives for achieving Company financial goals. In addition, the annual Incentive Plan can be expanded to include the payment of incentive pay based on the attainment of certain strategic goals as determined by the Compensation Committee. For fiscal 2013, the Incentive Plan financial performance targets were based on Adjusted EBITDA for the following groups: Corporate, Database and Migration. The financial goal performance target for the eDiscovery group was based on revenue with a minimum Adjusted EBITDA component. The term Adjusted EBITDA was defined as “Earnings before interest, taxes, depreciation, amortization and stock compensation expense”.

     Long-Term Equity Incentive Program. We believe long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation guidelines have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards is a significant component in enabling the Company to achieve its compensation goals. We do maintain stock award guidelines and all stock awards are made at the direction of the Compensation Committee. The Compensation Committee determined the aggregate equity award levels for our executive officers should be set at approximately 100% of market median levels as determined by our compensation consultant.

     Options and Stock Awards. Our 2010 Stock Plan authorizes us to grant, to our employees, Directors and consultants, options to purchase shares of common stock. Our Compensation Committee provides oversight to management in their role as the administrator of the stock option plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock option grants may also make up part of the annual compensation package for our named executive officers. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management. In fiscal 2013, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards.” These grants included stock option grants made in May 2012.

     Other Compensation. In accordance with our compensation philosophy, the Compensation Committee may, in its discretion, revise, amend or authorize any changes to the executive officer’s compensation or benefits as deemed necessary. Certain individuals are eligible for incentive compensation under a Sales Commission Plan. The Company did make payments during fiscal 2013 under these plans. The Summary Compensation Table details the amount of the Sales Commission paid to certain NEOs.

     Retirement Savings Opportunity. The Company maintains a 401(k) employee retirement savings plan. Eligible employees may contribute up to 100% of their pre-tax salary, but not more than statutory limits. We match a portion of employee contributions, currently 50% of the first 6% of compensation deferred. We do not provide an option for our employees to invest in our common stock in the 401(k) plan.

     Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. The Company paid an additional amount for Mr. Holt’s, our former Senior VP of Client Services/Operations, health benefits and for Mr. Wille’s, our former CEO, supplemental life insurance coverage and automobile expenses. These amounts are detailed in the Summary Compensation Table.

Risk Considerations

     The Compensation Committee does not believe that any of the Company’s compensation policies or practices creates risks that are reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Executive Compensation

     Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the last two fiscal years concerning the compensation earned during the fiscal years ended April 30, 2013 and 2012, for our Chief Executive Officer, our two other most highly compensated executive officers, and two additional executive officers whom were not serving as an executive at the time of year end:

				Stock	Option		Non-equity Incentive		All Other
Name and Principal		Salary	Bonus	Awards	Awards		Plan Compensation		Compensation		Total
Position	Year	$ (1)	$ (2)	$ (3)	$ (4)		$ (5)		$		$
Timothy P. Bacci
Interim CEO *	2013				14,299	(6)			268,000	(7)	282,299

Todd E. Wille	2013	250,609			57,195	(8)			147,063	(9)	454,867
President and CEO **	2012	350,000			209,264	(10)			30,172	(11)	589,436

Steven D. Bonham	2013	168,750			11,439	(12)			84,086	(13)	264,275
Chief Financial Officer **	2012	225,000			85,607	(14)			6,750	(15)	317,357

Deborah Jillson	2013	271,875			154,425	(16)			7,375	(17)	433,675
eDiscovery President ***

Frank Verardi	2013	150,000			40,037	(18)	129,542	(19)	5,465	(20)	325,044
Database & Migration	2012	150,000			28,536	(21)	63,254	(22)	4,382	(23)	246,172
General Manager

Judson L. Holt	2013	44,063					135,625	(24)	141,456	(25)	321,144
Senior VP Client	2012	225,000			64,957	(26)	241,612	(27)	24,945	(28)	556,514
Services/Ops ****

*	Mr. Bacci was appointed the Interim CEO in January 2013.
**	Mr. Wille's and Mr. Bonham's employment with the Company ended in January 2013.
***	Ms. Jillson was hired in May 2012.
****	Mr. Holt's employment with the Company ended in June 2012.

(1)	Includes amounts, if any, deferred at the named executive officer’s option under our 401(k) plan.

(2)	Includes amounts paid as discretionary bonus.

(3)	No stock awards have been granted in the last two fiscal years.

(4)	The amounts in this column equal the grant date fair value of each award as computed in accordance with FASB Accounting Standards Codification Topic 718 – Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value of these stock options can be found in Note 1 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 under the heading “Stock-Based Compensation”. Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(5)	Represents incentive compensation earned and paid pursuant to the Company’s Incentive Compensation Plans.

(6)	Relates to Board of Director’s stock option grant of 12,500 shares of common stock on May 1, 2012 to Mr. Bacci.

(7)	Represents the amounts paid by the Company for Board fees and consulting fees for Mr. Bacci.

(8)	Relates to stock option grant of 50,000 shares of common stock on May 1, 2012 to Mr. Wille.

(9)	Represents the amount paid by the Company for supplemental life insurance benefits, automobile expenses, accrued vacation, severance, transition fees and matching contributions received under the 401(k) Plan for Mr. Wille.

(10)	Relates to stock option grants of 66,000 shares of common stock on May 2, 2011 and 99,000 shares of common stock on July 1, 2011, of which 24,750 are market performance based, to Mr. Wille.

(11)	Represents the amount paid by the Company for supplemental life insurance benefits, automobile expenses, and matching contributions received under the 401(k) Plan for Mr. Wille.

(12)	Relates to stock option grant of 10,000 shares of common stock on May 1, 2012 to Mr. Bonham.

(13)	Represents the amount paid by the Company for severance, accrued vacation, transition fees and matching contributions received under the 401(k) Plan for Mr. Bonham.

(14)	Relates to stock option grants of 27,000 shares of common stock on May 2, 2011 and 40,500 shares of common stock on July 1, 2011, of which 10,125 shares are market performance based, to Mr. Bonham.

(15)	Represents the amount paid by the Company for matching contributions received under the 401(k) Plan for Mr. Bonham.

(16)	Relates to stock option grant of 150,000 shares of common stock on May 21, 2012 to Ms. Jillson.

(17)	Represents the amount paid by the Company for matching contributions received under the 401(k) Plan for Ms. Jillson.

(18)	Relates to stock option grant of 35,000 shares of common stock on May 1, 2012 to Mr. Verardi.

(19)	Represents the amount paid by the Company for compensation earned under the Incentive Compensation Plan for Mr. Verardi.

(20)	Represents the amount paid by the Company for matching contributions received under the 401(k) Plan for Mr. Verardi.

(21)	Relates to stock option grants of 9,000 shares of common stock on May 2, 2011 and 13,500 shares of common stock on July 1, 2011 of which 3,375 are performance based, to Mr. Verardi.

(22)	Represents the amount paid by the Company for compensation earned under the Incentive Compensation Plan for Mr. Verardi.

(23)	Represents the amount paid by the Company for matching contributions received under the 401(k) Plan for Mr. Verardi.

(24)	Represents incentive payments made to Mr. Holt including those in accordance with our merger agreement with Strategic Office Solutions.

(25)	Represents the amount paid by the Company for accrued vacation and severance for Mr. Holt.

(26)	Relates to stock option grants of 21,000 shares of common stock on May 2, 2011 and 30,000 shares of common stock on July 1, 2011, of which 7,500 are market performance based, to Mr. Holt.

(27)	Represents a bonus paid under the Incentive Compensation Plan relative to the attainment of the eDiscovery Divisions achievement of financial goals for the first quarter of fiscal year 2012.

(28)	Represents the additional amount paid by the Company for health insurance benefits and matching contributions received under the 401(k) Plan for Mr. Holt.

Incentive Compensation Plans

     As noted under “Our Executive Compensation Program Elements,” and fiscal 2013 Incentive Plan financial performance targets were based on Adjusted EBITDA for the following groups: Corporate, and Database and Migration. The financial goal performance target for the eDiscovery group was based on revenue with a minimum Adjusted EBITDA component. The term Adjusted EBITDA was defined as “Earnings before interest, taxes, depreciation, amortization and stock compensation expense”.

     The Corporate Plan is paid on a semi-annual basis. As Corporate did not achieve its Adjusted EBITDA financial goal for fiscal 2013, there was no incentive compensation paid to any of the plan participants.

     The Database and Migration Plan is paid on a quarterly basis. The group reached 89% of the Adjusted EBITDA target for the fiscal year.

     The eDiscovery Plan is paid on a quarterly basis. As eDiscovery did not achieve its revenue goal for fiscal 2013, there were no bonuses paid to any of the plan participants.

Long-Term Equity Incentive Program

     For fiscal 2013, the Compensation Committee chose to grant long term incentive awards in the form of stock options, which are retention based and earned ratably over 48 months. When determining award sizes for each executive officer, the Compensation Committee also considered the executive’s opportunities under the long-term cash incentive plans in order to assess the executive’s aggregate equity and cash long-term incentive opportunity and the executive’s ownership of the Company’s stock. For fiscal 2013, this review occurred prior to the beginning of the first quarter.

Employment Agreements and Termination and Change of Control Agreements

     As reflected in the Summary Compensation Table above, we have experienced significant changes in our executive officers during our past fiscal year.

     In accordance with his Employment and Severance Agreements, our former President and Chief Executive Officer, Mr. Wille, received an amount equal to 12 months’ of his $350,000 annual salary and the continuation of his health benefits for 12 months following his termination of employment. All of his options will have the benefit of 12 additional months of vesting following his termination with the Company in January 2013.

     Our Board of Directors has a consulting arrangement with our Interim Chief Executive Officer, Timothy P. Bacci, whose fee was increased, effective May 1, 2013, to approximate that of the base salary of our former CEO. Mr. Bacci’s monthly consulting fees are $23,333 for fiscal year 2013 and will be $31,250 for fiscal year 2014.

     We also have a termination agreement with Ms. Jillson, our eDiscovery President, which became effective May 21, 2012. Should Ms. Jillson be terminated without cause, Ms. Jillson will receive separation pay equal to 9 months’ salary.

Change in Control

     Under our 2001 and 2010 Stock Option Plans, should we merge with or otherwise be acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, such event would constitute a “Change of Control.” If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all our outstanding options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Outstanding Equity Awards at April 30, 2013

     The following table summarizes the outstanding equity award holdings by our named executive officers.

		Number of
		Securities
	Number of Securities	Underlying
	Underlying	Unexercised
	Unexercised Options	Options	Option Exercise	Option
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Expiration Date
Tim Bacci	8,000		3.46	8/20/2019
	10,000		3.56	5/4/2020
	5,000		2.90	5/2/2021
	7,500		1.92	7/1/2021
	12,500		1.40	5/1/2022

Todd Wille	37,219	37,031	1.92	12/31/2013
	50,000		1.40	12/31/2013

Deborah Jillson		150,000	1.26	5/21/2022

Frank Verardi	4,000		2.30	2/2/2015
	22,031	469	2.60	5/5/2019
	16,406	6,094	3.56	5/4/2020
	4,312	4,688	2.90	5/2/2021
	4,429	5,696	1.92	7/1/2021
	8,020	26,980	1.40	5/1/2022

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Daegis’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

     Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2013, were met.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 30, 2013, with respect to the beneficial ownership of our common stock by: (i) each member of our Board of Directors; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each stockholder who is known to us to own beneficially more than 5% of our outstanding common stock.

					Fully Diluted
	Common Shares Owned (1)		Preferred Shares Owned (2)		(As Converted) (3)
	Number of	Percentage of	Number of	Percentage of	Number of	Fully Diluted
Name of Beneficial Owner	Shares	Class	Shares	Class	Shares	Percentage
Directors
Steven D. Whiteman (4)	83,448	*		*	83,448	*
Robert M. Bozeman (5)	50,500	*		*	50,500	*
Richard M. Brooks (6)	59,200	*		*	59,200	*
Tery R. Larrew (7)	80,998	*		*	80,998	*

Executive Officers
Timothy P. Bacci (8) (12)	1,602,967	10.86%	1,666,667	100%	3,269,634	18.07%
Deborah Jillson (9)	51,875	*		*	51,875	*
Frank Verardi (10)	115,442	*		*	115,442	*
All Directors and Executive Officers as a
group (7 persons) (11)	2,044,430	13.56%	1,666,667	100%	3,711,097	20.15%

5% Stockholders
BlueLine Partners, LLC (8) (12)	1,602,967	10.86%	1,666,667	100%	3,269,634	18.07%
319 Diablo Road, Suite 200
Danville, CA 94526

AWM Investment Company, Inc. (13)	2,125,808	14.26%		*	2,125,808	12.83%
c/o Special Situations Funds
153 East 53rd St., 55th Floor
New York, NY 10022-4611

The Jensen Revocable Trust (14)	1,668,438	11.34%		*	1,668,438	10.18%
1420 Rocky Ridge Drive, Suite 380
Roseville, CA 95661

Don R. Carmignani (15)	1,275,344	8.67%		*	1,275,344	7.78%
37 Magnolia Street
San Francisco, CA 94123

Jurika Family Trust (16)	1,354,180	9.20%		*	1,354,180	8.27%
42 Glen Alpine Rd.
Piedmont, CA 94611

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 16,384,444 shares which is comprised of 14,717,777 shares of the Company’s common stock and 1,666,667 shares of the Company’s preferred stock outstanding as of June 30, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2013, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Daegis Inc., 600 E. Las Colinas Boulevard, 15th Floor, Irving, TX 75039.

(2)	On June 30, 2011, the Company completed a $4.0 million private placement which included the issuance of 1,666,667 shares of preferred stock to BlueLine Capital, LLC. The preferred stock automatically converted on a 1-for-1 basis into shares of common stock of the Company on June 30, 2013. The preferred stock included an annual dividend of 10% payable in cash or stock, at the Company’s option. The preferred stock had no other preferences.

(3)	The total number of shares that would be outstanding if all preferred shares were converted into common shares of the Company. See footnote (2) above.

(4)	Includes 55,500 shares subject to options held by Mr. Whiteman exercisable within 60 days of June 30, 2013.

(5)	Includes 50,500 shares subject to options held by Mr. Bozeman exercisable within 60 days of June 30, 2013.

(6)	Includes 53,500 shares subject to options held by Mr. Brooks exercisable within 60 days of June 30, 2013.

(7)	Includes 48,500 shares subject to options held by Mr. Larrew exercisable within 60 days of June 30, 2013.

(8)	Includes 43,000 shares subject to options held by Mr. Bacci exercisable within 60 days of June 30, 2013. Mr. Bacci also indirectly owns 1,556,080 as a managing director of BlueLine Capital, LLC. See note (12) below

(9)	Includes 46,875 shares subject to options held by Ms. Jillson exercisable within 60 days of June 30, 2013.

(10)	Includes 66,053 shares subject to options held by Mr. Verardi exercisable within 60 days of June 30, 2013.

(11)	Includes 2,030,595 shares subject to warrants and options and exercisable within 60 days of June 30, 2012.

(12)	BlueLine Capital, LLC is the investment manager for a variety of private investment funds and is Based in California. Timothy Bacci and Scott Shuda are the Managing Directors of BlueLine Partners, LLC and they manage BlueLine Capital Partners, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Capital Partners L.L.C., and BlueLine Capital Partners II, L.L.C. Mr. Bacci also directly owns 3,887 shares. See note (8) above.

(13)	AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

(14)	Kurt A. Jensen beneficially owns The Jensen Revocable Trust along with his wife, Carolyn L. Jensen, who collectively are co-settlors, co-trustees, and co-beneficiaries of The Jensen Revocable Trust. Kurt A. Jensen and Carolyn L. Jensen share sole voting and investment power over all the foregoing shares. These shares were issued as part of the Company’s acquisition of Daegis in June 2010. Mr. Jensen had been the president and chief executive officer of Strategic Office Solutions, Inc. (dba Daegis).

(15)	Don R. Carmignani is a private investor and has sole voting and dispositive power over all the foregoing shares.

(16)	Consists of: (i) 1,299,180 shares of common stock held by Jurika Family Trust U/A 3/17/1989; and (ii) 55,000 shares of common stock held by William K. Jurika IRA. Mr. Jurika is a private investor and has sole voting and dispositive power over all the foregoing shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

     Amounts Due from Officers, Directors and Principal Stockholders. We have made no loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those Board members who are independent of and have no interest in the transaction.

     On June 30, 2011, the Company completed a $4.0 million private placement which included the issuance of 1,666,667 shares of preferred stock to BlueLine Capital, LLC. The preferred stock automatically converted on a 1-for-1 basis into shares of common stock of the Company on June 30, 2013. The preferred stock included an annual dividend of 10% payable in cash or stock, at the Company’s option. The preferred stock had no other preferences. One of our Board members, Timothy P. Bacci, is a managing director of BlueLine Partners.

     During fiscal 2013 the Company’s Board of Directors requested Mr. Timothy P. Bacci to review various operational, sales and marketing functions within the Company and to provide related recommendations to the Company based on the results of this review. For these services, until being appointed the Interim CEO, Mr. Bacci earned $180,000 in fiscal 2013. His current fee arrangement as Interim CEO is discussed under “Employment Agreements and Termination and Change of Control Agreements”. Mr. Bacci is a member of the Company’s Board of Directors.

     Director Independence. Four of our five directors are independent under the rules of the NASDAQ Marketplace. Only Mr. Bacci, Interim CEO, is not considered independent under such rules.

INDEPENDENT PUBLIC ACCOUNTANTS

Fees Paid to Independent Public Accountants

     Following is a summary of Grant Thornton’s professional fees billed to us for the years ended April 30, 2013 and April 30, 2012:

	2013	2012
Audit Fees (1)	$327,000	$313,000
Audit-Related Fees (2)	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$327,000	$313,000

(1)	The audit fees for fiscal year 2013 represent the amount billed to the Company for services rendered during the fiscal year, even if the auditor did not bill the Company for those services until after the end of the fiscal year. These fees are not inclusive of amounts that have not been settled and approved by the Audit Committee, which we expect to occur following the date of this Proxy Statement. In accordance with the SEC’s definitions and rules, audit fees represent fees for professional services for the audit of the Company’s consolidated financial statements included in our Annual Report on Form 10-K, for the review of the Company’s unaudited consolidated financial statements included in our quarterly reports on Form 10-Q, and for the review of registration statements and issuance of consents for services that are normally provided by the accountant in connection with statutory and regulatory filings.

(2)	Audit-related fees are billings for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, including attestation services that are not required by statute or regulation.

Pre-Approval Policies and Procedures

     In order to assure that the provision of services does not impair the auditor’s independence, the Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Grant Thornton LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Such services are reviewed on at least an annual basis and may be from time-to-time revised. All of the services provided by the independent auditor in fiscal 2013 and 2012 were pre-approved.

OTHER STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
AT NEXT YEAR’S ANNUAL MEETING

      Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in our proxy materials for the 2014 Annual Meeting of Stockholders must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Secretary at our principal office no later than April 28, 2014 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

      Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board of Directors, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting. However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date.

      If a stockholder desires to have a proposal to conduct business (other than nominations) included in our proxy materials for the 2014 annual meeting of our stockholders and desires to have such proposal brought before the same annual meeting, the stockholder must comply with the applicable rules and regulations of the SEC and the applicable procedures set forth in our Bylaws. Any stockholder proposals should be sent to: Nominating and Governance Committee, c/o Secretary, 600 E. Las Colinas Blvd., 15th Floor, Irving, Texas 75039.

Director Nominations

      Under our Bylaws, stockholder recommendations of nominees to the Board of Directors must also comply with the advance notice requirements in our Bylaws, including the requirement that a stockholder notice must be delivered to or mailed and received by the Company not later than thirty (30) days prior to the annual meeting. To submit such recommendations not later than thirty (30) days prior to such meeting; however, in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of such meeting was mailed or such public disclosure was made.

      Any such recommendation must include the following information:

  the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
  a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
  such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and
  the consent of each nominee to serve as a director of the corporation if so elected.

      Recommendations for director candidates should be sent to: Nominating and Governance Committee, c/o Secretary, 600 E. Las Colinas Blvd., 15th Floor, Irving, Texas 75039.

OTHER MATTERS

     We know of no other matters that will be presented at the Annual Meeting as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in their discretion. Discretionary authority with respect to other matters is granted by signing and returning the enclosed proxy card or by otherwise providing voting instructions.

WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

  Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.W., Washington, D.C. 20549; or

  Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

     You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     You should not rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated August 26, 2013. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

     Our Annual Report on Form 10-K for the year ended April 30, 2013 (excluding exhibits), is being mailed together with this Proxy Statement and is available on our website at www.daegisinc.com in accordance with the SEC’s “notice and access” regulations.

     Please date, sign and return the proxy card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. We would appreciate the prompt return of your proxy card, as it will save the expense of further mailings.

By Order of the Board of Directors,

/s/ Susan K. Conner
Susan K. Conner
Irving, Texas	Chief Financial Officer, Treasurer, & Secretary
August 26, 2013

DAEGIS INC Attn: Susan K. Conner 600 E. LAS COLINAS BOULEVARD 15TH FLOOR IRVING, TEXAS 75039
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:		0	0	0
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Steven D. Whiteman	02	Timothy P. Bacci	03	Robert M. Bozeman	04	Richard M. Brooks	05	Tery R. Larrew

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain

2	To ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending April 30, 2014.		0	0	0

3	Vote, on an advisory basis, on the compensation of our named executive officers.		0	0	0

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
		0	0	0	0
4	Vote, on an advisory basis, on the frequency of the advisory vote on the named executive officers.

NOTE: With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

For address change/comments, mark here. (see reverse for instructions)			0
	Yes	No
Please indicate if you plan to attend this meeting	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DAEGIS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

The undersigned hereby appoints Susan K. Conner with full power of substitution to represent the undersigned and to vote all the shares of the common stock of Daegis Inc. (the “Company”) which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of the Company to be held at Daegis Inc., 600 E. Las Colinas Blvd., 15th Floor, Irving, TX 75039, on September 25, 2013, at 2:00 p.m. Central time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2013.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side